[        ] 2021

North Square Investments Trust 10 South LaSalle Street, Suite 1925 Chicago, Illinois 60603

RE:
Acquisition of the Assets and Assumption of the Liabilities of the Stadion Tactical Defensive Fund, the Stadion Tactical Growth Fund and the Stadion Trilogy Alternative Return Fund by the North Square Tactical Defensive Fund, the North Square Tactical Growth Fund and the North Square Trilogy Alternative Return Fund

Ladies and Gentlemen:
I. Introduction
We have acted as counsel to North Square Investments Trust (“North Square Trust”), a Delaware statutory trust, on behalf of its separate investment series listed on Schedule A (each an “Acquiring Fund” and collectively the “Acquiring Funds”), in connection with the Reorganizations provided for in the Agreement and Plan of Reorganization among Stadion Investment Trust (“SIT”), a Delaware statutory trust, on behalf of its separate investment series listed on Schedule A (each an “Acquired Fund” and collectively the “Acquired Funds” and, together with the Acquiring Funds, the “Funds”), the Acquiring Funds, North Square Trust and SIT and (for certain limited purposes) North Square Investments, LLC (“NSI”), a Delaware limited liability company, and Stadion Money Management, LLC (“SMM”), a Delaware limited liability company, dated as of ● (the “Plan”).  Pursuant to Section 8.5 of the Plan, each Acquired Fund and corresponding Acquiring Fund have requested our opinion as to certain of the United States federal income tax consequences to the Acquiring Fund, the Acquired Fund and the stockholders of the Acquired Fund (“Acquired Fund Stockholders”) in connection with the applicable Reorganization.  Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.
II. Relevant Facts
Each Acquiring Fund is registered with the Securities and Exchange Commission (the “SEC”) as a series of an open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”).  Each Acquired Fund is registered with the SEC as a series of an open-end management investment company under the Act.
The Plan and each Reorganization have been approved by the Board of Trustees of SIT acting on behalf of the applicable Acquired Fund and the Board of Trustees of North Square Trust acting on behalf of the applicable Acquiring Fund.  The terms and conditions of the Reorganizations are set forth in the Plan.
Pursuant to the Plan, each Acquired Fund will transfer all of its Assets to a corresponding Acquiring Fund in exchange for shares of such Acquiring Fund (“Acquiring Fund Shares”) and the assumption by Acquiring Fund of all the Liabilities.  At the Closing Date or as soon as reasonably practicable thereafter, each Acquired Fund will liquidate and distribute all of the Acquiring Fund Shares that it received in connection with the relevant Reorganization to those then former Acquired Fund Stockholders in exchange for all of the then outstanding shares of Acquired Fund (“Acquired Fund Shares”).  Upon completion of the relevant Reorganization, each such former Acquired Fund Stockholder will be the owner of Acquiring Fund Shares equal in net asset value as of the Closing Date to the net asset value of the Acquired Fund Shares such stockholder held prior to the Reorganization.  Pursuant to the Plan, each of SMM and NSI shall pay its own costs and expenses, including counsel fees, incurred in connection with the applicable Reorganization by each Acquired Fund.
Each Acquiring Fund will have the same investment objective as its corresponding Acquired Fund had immediately prior to the Reorganizations.
In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of the SIT relating to the Reorganizations and such other documents and materials as we have deemed relevant.  For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon certain assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of SIT on behalf of each Acquired Fund or by officers of North Square Trust, on behalf of each Acquiring Fund.

[           ], 2021

III. Relevant Law
A corporation which is a “party to a reorganization” will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.1  Likewise, the shareholders of a corporation which is a party to a reorganization will not recognize gain or loss if they exchange stock or securities of such corporation solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuance of the plan of reorganization.2

1  Code § 361.
2  Code § 354.

[           ], 2021

                             In order to be a treated as a “reorganization,” a transaction must satisfy certain statutory requirements contained in Code Section 368.
Code Section 368(a)(1)(F) provides that a “reorganization” includes “a mere change in identity, form, or place of organization of one corporation, however effected.”
Treasury Regulations Section 1.368-2(m) provides six requirements for a reorganization to qualify under Section 368(a)(1)(F):
(1)
All of the stock of the acquiring corporation, including any stock of the acquiring corporation issued before the reorganization, must have been distributed (or deemed distributed) in exchange for stock of the acquired corporation in the reorganization;

(2)
The same person or persons must own all of the stock of the acquired corporation, immediately before the reorganization, and the acquiring corporation, immediately after the reorganization, in identical proportions;

(3)	The acquiring corporation may not hold any property or have any tax attributes immediately before the reorganization;
(4)	The acquired corporation must completely liquidate, for federal income tax purposes, in the reorganization;
(5)	The acquiring corporation must be the only acquiring corporation; and
(6)	The acquired corporation must be the only acquired corporation.
Each Reorganization will consist of a transfer of all or substantially all of the assets of an Acquired Fund, a series of a Delaware statutory trust, to a corresponding Acquiring Fund, a newly formed series of a Delaware statutory trust (in each case, each such series is treated as a separate corporation for U.S. federal income tax purposes), in exchange solely for (i) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and (ii) shares of beneficial interest of such Acquiring Fund, which will then be distributed to the corresponding Acquired Fund Stockholders in liquidation of each Acquiring Fund.  Therefore, each Reorganization is a mere change in identity or form of each Acquired Fund and each Reorganization will satisfy the statutory language of Code Section 368(a)(1)(F) and the requirements of Treasury Regulations Section 1.368-2(m) to be treated as a “reorganization” described in Section 368(a)(1)(F).  Although a Reorganization may also be described in another subsection of Section 368(a)(1) (such as Section 368(a)(1)(C)), a reorganization described in Code Section 368(a)(1)(F) that is also described in another subsection of Section 368(a)(1) will be treated as described only in Section 368(a)(1)(F).3

3  Treas. Reg. § 1.368-2(m)(3)(iv)(B).

[           ], 2021

A reorganization under Code Section 368(a)(1)(F) is not required to satisfy the “continuity of business enterprise” or “continuity of interest” requirements established by judicial doctrine and Treasury Regulations.4
Code Section 381(a) provides that in the case of a reorganization described under Section 368(a)(1)(F), the acquiring corporation will succeed to certain items of the acquired corporation, including capital loss carryovers.  Code Section 381(b) provides that the taxable year of a corporation in a reorganization described in Code Section 368(a)(1)(F) does not close.
IV. Opinions
Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the IRS, the published opinions of the U.S. Tax Court and other U.S. federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:
(1) Each Acquiring Fund’s acquisition of the Assets of the corresponding Acquired Fund in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund’s distribution of Acquiring Fund Shares to the Acquired Fund Stockholders actually or constructively in exchange for their Acquired Fund Shares, will constitute a “reorganization” described in Code Section 368(a)(1)(F), and each Acquiring Fund and each Acquired Fund will be “a party to a reorganization” (within the meaning of Code Section 368(b)).
(2) No Acquired Fund will recognize any gain or loss upon the transfer of the Assets to an Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution (whether actual or constructive) of those Acquiring Fund Shares to Acquired Fund Stockholders in exchange for their Acquired Fund Shares, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.
(3) No gain or loss will be recognized by an Acquiring Fund as a result of the applicable Reorganization.
(4) No gain or loss will be recognized by the shareholders of an Acquired Fund upon the distribution to them by the North Square Trust of the Acquiring Fund Shares in exchange for their Acquired Fund Shares.

4  Treas. Reg. § 1.368-2(m)(2).

[           ], 2021

(5) The aggregate tax basis of the Acquiring Fund Shares received by each shareholder of the Acquired Fund will be the same as the aggregate tax basis of the shareholder's Acquired Fund Shares immediately prior to such transactions.
(6) Each Acquiring Fund’s tax basis in each Asset will be the same as the corresponding Acquired Fund’s tax basis therein immediately before the Reorganization.
(7) An Acquired Fund Stockholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include, in each instance, such Acquired Fund Stockholder’s holding period for those Acquired Fund Shares exchanged therefor, provided the Acquired Fund Stockholder holds them as capital assets at the Effective Time.
(8) Each Acquiring Fund’s holding period with respect to each Acquired Fund Asset will include the corresponding Acquired Fund’s holding period therefor, provided that the Acquired Fund held such Acquired Fund Asset as a capital asset.
(9) A Reorganization will not result in the termination of the relevant Acquired Fund’s taxable year and each Acquiring Fund will succeed to and take into account the items of the corresponding Acquired Fund, if any, described under Code Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.
Because our opinion is based upon current law, no assurance can be given that existing U.S. federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above.  This opinion is provided to you in connection with the Reorganizations.  This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.
Very truly yours, [ ]